Exhibit 99.5

Employee FAQs

1.	What was announced regarding Science 37 and eMed?

●	We recently announced that Science 37 (also referred to as “we,” “us,” “our” or the “Company”) has entered into a definitive merger agreement with eMed at $5.75 per share, a premium to our existing share price.

○	The strategic merger aims to combine eMed’s extensive access to patients and patient engagement technology with Science 37’s existing patient recruitment and virtual site capabilities to accelerate enrollment of new patients into clinical trials.

○	Upon completion of the transaction, Science 37 will become a privately held company and shares of Science 37 common stock will no longer be listed on Nasdaq. It will continue to be headquartered in RTP, NC.

2.	What is eMed and what does it bring to Science 37?

●	eMed is a leader in on-demand virtual care and treatment for consumers, providing the most authoritative and inexpensive in-home test kits for a variety of conditions with the largest real-time network of certified remote proctors. Utilizing its Test-to-TreatTM technology, eMed shortens the time to provide test results and access to treatment within minutes, from anywhere.

●	eMed’s initial offering was the first at-home, digital point of care Covid-19 test in 2020, through which it conducted tens of millions of patient visits.

●	Since its initial offering for Covid-19, eMed now provides similar test and treatment options for Women’s Health, Lyme Disease, Flu, Strep Throat, and Drug Screening. Today, eMed features a 360[0] solution for weight management, that leverages the Test-to-Treat methodology and includes prescription hunger management, counseling and patient reminders.

●	With an extensive patient network and advanced patient engagement technology, eMed brings valuable assets to enhance Science 37's capabilities, providing broader access to new patients and streamlining the patient experience.

●	eMed believes in the Science 37 mission and its market opportunity, and is committed to investing in the combined company’s future.

●	We believe the combined power of eMed’s consumer focused virtual care treatment options and Science 37’s virtual clinical trial capabilities will enable broader patient access and ultimately accelerated enrollment for our customers.

●	Merging with eMed also enables Science 37 to exit the public market, which we believe will enable us to more effectively transition to a profitable, cash-generating organization.

3.	What does this mean for employees?

●	We believe the merger with eMed is a positive step forward in delivering our mission of universal access to patients for our customers, employees, and shareholders.

●	With the support of eMed, we expect Science 37 to be better positioned to serve our customers, enhance our capabilities in patient access and enrollment, and differentiate our offerings in the clinical research industry. This strategic move is aimed at accelerating the enrollment of patients into clinical trials.

●	Today’s announcement, while exciting, is only the first step to completing the transaction. And, until the transaction is complete, which is expected to occur in the first quarter of 2024, employees should remain focused on winning business and delivering for customers and patients.

4.	How will this announcement impact my day-to-day responsibilities?

●	Your current day-to-day responsibilities do not change.

●	We remain committed to our customers, patients, and project commitments and encourage each employee to remain focused on your day-to-day responsibilities.

5.	What does this mean for customers and partners?

●	The transaction does not change our commitment to our strategy or our customers, however, Science 37 will become a private company at the close of the transaction.

●	As we progress through the transaction we will continue to support our customers and vendors as we always have. And, we are confident that the merger with eMed will enhance our ability to deliver for our customers and strengthen our ability to be a stronger partner.

●	Additionally, the financial backing and access to capital that eMed provides should be viewed positively by customers and partners.

6.	Will we still be called Science 37?

●	We will continue to be called Science 37 in the immediate future.

●	No decision has been made regarding a potential change in brand name when the transaction completes; however, we expect that the Company will persist as a stand-alone business in the eMed portfolio.

7.	Will there be any organizational changes as a result of the transaction?

●	No decisions have been made regarding the organization structure post-closing.

●	eMed does not have existing clinical research operations and intends for the Company to run as an independent operating unit.

8.	When is the transaction to be completed?

●	The merger is expected to be completed in the first quarter of 2024, subject to customary closing conditions.

9.	Where can I find additional information? Who can I contact if I have any more questions?

●	If you have any additional questions, please contact your SET Member.

10.	What happens to the stock that I own?

●	Between now and closing, any shares you hold can be sold subject to Science 37’s current insider trading policies; however, we are currently in a quarterly blackout period, which prohibits any such trading for those subject to the blackout period. If and when the transaction closes, if you are a Science 37 stockholder, you will be entitled to receive $5.75 in cash per share of Science 37 common stock you own as part of the tender offer and merger transaction.

11.	What happens to my equity grants?

●	Until the transaction closes, outstanding Company stock options and RSUs will remain subject to their original terms and conditions and will continue to vest in accordance with their original vesting schedules.

●	Upon the closing of the transaction:

Outstanding Stock Options - Stock options that are then outstanding, whether or not vested or exercisable, automatically will be canceled and converted into the right to receive an amount of cash equal to: (i) the aggregate number of shares subject to such options; multiplied by (ii) the excess, if any, of $5.75/share over the exercise (strike) price of such options, minus tax withholding.

RSUs - Restricted stock units granted (“RSU”) that are then outstanding, whether vested or unvested, automatically will be canceled and be converted into the right to receive an amount of cash equal to the total number of shares underlying such RSUs multiplied by $5.75/share, minus tax withholding.

12.	What does this mean for employee compensation and benefits? Will bonuses and merit increases be paid this year?

●	We’re continuing to operate in our normal course of business, and you should expect to see no change in your compensation and benefits prior to closing as a result of this announcement.

13.	Will there be any restructuring or layoffs associated with this transaction?

●	We’re continuing to operate in our normal course of business. As always, business needs will dictate our necessary resourcing levels.

14.	How can I find out additional information and how will you communicate any updates?

●	There is no further information available at this time. We will communicate new information as it becomes available.

●	Because we are a publicly-traded company, certain communications related to the transaction will need to be filed with the Securities & Exchange Commission on an ongoing basis at www.sec.gov.

15.	What should I say if contacted by the media or an investor?

●	Do not attempt to answer any questions. Immediately refer media inquiries to pr@Science37.com, and investor inquiries to investors@Science37.com.

16.	Can I post anything related to the transaction on social media?

●	Employees should not post anything related to the transaction (positive or negative) on any social media platform (including but not limited to LinkedIn, Facebook, X (Formerly Twitter), SnapChat, Instagram, TikTok, etc.).

●	Any such post related to the transaction is subject to Securities & Exchange Commission (SEC) rules and regulations and could trigger a public filing, among other actions.

Additional Information and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company, nor is it a substitute for the tender offer materials that the Company, eMed, LLC, or its acquisition subsidiary, Marlin Merger Sub Corporation, will file with the SEC upon commencement of the tender offer. The solicitation and offer to buy the Company’s common stock will only be made pursuant to an Offer to Purchase and related tender offer materials that eMed, LLC and its acquisition subsidiary intend to file with the SEC. At the time the tender offer is commenced, eMed, LLC and its acquisition subsidiary will file a Tender Offer Statement on Schedule TO and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The Company’s stockholders and other investors are urged to read carefully the tender offer materials (including an Offer to Purchase, a related letter of transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9, and any amendments or supplements thereto, when they become available because they will contain important information that holders of the Company’s securities and other investors should consider before making any decision with respect to the tender offer. The Offer to Purchase, the related letter of transmittal, and certain other tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, will be made available to all stockholders of the Company at no expense to them and will also be made available for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at investors.science37.com or by contacting the Company’s Investor Relations by email at Investors@science37.com.

Cautionary Note Regarding Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the potential benefits of the proposed transaction; the prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for the Company’s business; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction, including the parties’ ability to satisfy the various closing conditions; any potential strategic benefits, synergies or opportunities expected as a result of the proposed transaction; and any assumptions underlying any of the foregoing. These forward-looking statements generally are identified by the words “believe,” “can,” “could”, “seek”, “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “might”, “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties, many of which are outside of the Company’s control. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including, but not limited to: uncertainties as to the timing of the tender offer and merger; the risk that the proposed transaction may not be completed in a timely manner or at all; uncertainties as to how many of the Company’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the possibility that competing offers will be made; the effect of the announcement or pendency of the proposed transaction on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; risks related to diverting management’s attention from the Company’s ongoing business operations; the risk of litigation and/or regulatory actions related to the proposed acquisition, including the risk that such litigation or actions may result in significant costs of defense, indemnification and liability; the potential that the strategic benefits, synergies or opportunities expected from the proposed acquisition may not be realized or may take longer to realize than expected; risks related to any cost reduction or restructuring measures; the successful integration of the Company into eMed, LLC subsequent to the closing of the transaction and the timing of such integration; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; and other risks and uncertainties detailed from time to time in documents filed with the SEC by the Company, including the Company’s current Annual Report on Form 10-K on file with the SEC, as well as the Schedule 14D-9 to be filed by the Company and the tender offer documents to be filed by eMed, LLC and its acquisition subsidiary. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 6, 2023 and in the other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Investors are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. The Company does not give any assurance that the Company will achieve its expectations.